Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Adelphia Communications Corporation on Form S-3 of our report dated June 28, 1996 and March 29, 1996 for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively (each of which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 12, 1997